Exhibit 21.1

List of Subsdiaries

LegalSimpli Software, LLC, a Puerto Rico limited liability company

Conversion Labs PR, LLC (formerly Immudyne PR LLC), a Puerto Rico limited liability company,

Conversion Labs Asia Limited, a Hong Kong company